Exhibit 99.1

Press Release

MagnaChip Semiconductor Announces CFO Transition

-Shinyoung Park Appointed as Chief Accounting Officer

-Company Commences Executive Search for New CFO

-Strategic Evaluation Process for Foundry Business and Fab 4 Remains Ongoing

SEOUL, South Korea and SAN JOSE, Calif., March 1, 2020 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX) today announced that Jonathan Kim, MagnaChip’s Chief Financial Officer, Executive Vice President and Chief Accounting Officer, is stepping down effective March 27, 2020 to pursue an executive opportunity outside of the semiconductor industry. Mr. Kim is expected to continue to serve in a consulting role for the Company through May 2020 to assist in the transition. The Company has initiated a search process to identify a permanent Chief Financial Officer and has retained an executive search firm to assist with the process.

The Company also announced that Shinyoung Park has been promoted to Chief Accounting Officer, effective immediately. Ms. Park has been with MagnaChip since 2014, most recently serving as Corporate Controller and as a member of the executive team. Prior to joining the Company, Ms. Park held various senior advisory and audit service positions for 10 years with Deloitte in three different locations—Chicago, Illinois, Seoul, South Korea and London, U.K.

MagnaChip’s Chief Executive Officer, YJ Kim, said: “On behalf of the Board of Directors and the entire management team, I thank Jonathan for his numerous contributions to MagnaChip over the last 6 years.” Mr. Kim added, “Ms. Park is a highly valued member of the executive team, and we are fortunate that she will be continuing her leadership role in a strong finance and accounting team with a deep bench of talent.”

Jonathan Kim said, “It has been an honor to be a part of MagnaChip’s management team, serving its many stakeholders and assisting with the turnaround and growth of the Company. I wish to thank the Board, management team and employees of MagnaChip for their support during my tenure.”

Strategic Evaluation Process for Foundry Business and Fab 4

Our strategic evaluation process continues to make progress, including having discussions with multiple interested parties toward a possible sale of the Company’s Foundry business and Fab 4, as well as consideration of accretive business conversions and other options related to that business. Our decisions regarding the outcome of the various options of the strategic evaluation process will be guided by what the Board and management consider to be the best available path to improve MagnaChip’s profitability and to maximize shareholder value.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with 41 years of operating history, owns a portfolio of approximately 2,950 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

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